EXHIBIT 99.1

Dot VN, Inc. Announces 48% Increase in Number of Page Views
of its Vietnamese Internet Super Portal ”www.INFO.VN”

SAN DIEGO – September 22, 2010 – Dot VN, Inc. (www.DotVN.com) (OTCBB: DTVI) an innovative Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, today announced today that its Internet property www.INFO.VN, Vietnam’s Information Super Portal, has made significant headway since the website’s launch in May of this year.

During the period from August 19, 2010 to September 19, 2010, INFO.VN received over 2.6 million page views, an increase of 48%, with an average visit length of 3 minutes, 53 seconds compared to an average visit length of 3 minutes, 30 seconds during the 30-day period following the site’s official launch in May 2010.  The site has climbed to 273rd from 798th in the rankings of the most popular sites in Vietnam, according to Alexa.com, an Internet tracking firm with an unparalleled database of information about site statistics.

“We are delighted with the steady growth in traffic to INFO.VN.  Our users are spending more time on the site and are delving deeper into all the information and services that INFO.VN has to offer.  We expect this growth to increase the marketability and demand for online advertising services on our site as well as create a base of early adopters for all our new products and services in development.  In the coming months, we will dedicate ourselves to improving, evolving and optimizing INFO.VN as we strive towards our goal of building the preferred source for the very best the Vietnamese Internet has to offer,” noted Dot VN CEO Thomas Johnson.

INFO.VN is built for individual and business users both in Vietnam and around the world as a main hub for news, entertainment and information available in one central and easy to navigate website.  The website and all new services in development will be available in both Vietnamese and English, making access easier for non-Vietnamese speaking users.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and telecommunication services for Vietnam and operates and manages Vietnam’s innovative online media web property, www.INFO.VN. The Company is the “exclusive online global domain name registrar for .VN (Vietnam).” Dot VN is the sole distributor of Micro-Modular Data CentersTM solutions and E-Link 1000EXR Wireless Gigabit Radios to Vietnam and Southeast Asia region. Dot VN is headquartered in San Diego, California with offices in Hanoi, Danang and Ho Chi Minh City, Vietnam. For more information, visit www.DotVN.com.

Dot VN is committed to keeping our shareholders informed of latest developments. To receive email alerts regarding press releases and invitations to events, please sign up by accessing the following link: http://bit.ly/DotVN-registration-form.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission. Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Dot VN, Inc.
Thomas M. Johnson, Chairman and CEO
Phone:  858-571-2007 x14
Email:  Inquiries@DotVN.com
Website:  www.DotVN.com
Register your “.vn” domains at:  www.VN
Visit INFO.VN at:  www.INFO.VN

Investor Relations Contact:
CCG Investor Relations - Strategic Communications
Mr. Roger Ellis, Partner
Phone:  310-954-1332
Email:  Roger.Ellis@ccgir.com
Website:  www.ccgir.com